February 20, 2002

Asghar D. Mostafa
956 Bellview Rd.
McLean, VA 22102

Dear Asghar:

ASC, Inc. acknowledges notification and acceptance of your intent to resign from your position of Chief Executive Officer and President of the Company effective April 20, 2002, for “good reason” as that term is defined in paragraph 11(b) the employment agreement, dated August 31, 1998, between you and ASC (the “Agreement”). You will continue as a member of the Board of Directors. You will continue to be paid at your current pay rate, with benefits and service credit through April 20, 2002, when your employment with ASC will terminate for “good reason”. By terminating your employment for “good reason”, you will receive the benefits and salary continuation set forth below.

•	Pursuant to paragraph 12 of the Agreement, you will receive a sum equal to your base salary for three years (a three-year total of $600,000), which is to be paid in a lump sum, less statutory withholdings, no later than May 20, 2002. Your employment agreement also calls for a payment equal to two times the average aggregate bonuses previously paid you; however, this amount is zero given the fact that you have not received any bonus payments previously. [ADM] Initial here

•	Our records indicate that your vacation balance as of your termination date will be 222.2 hours. Subject to confirmation of this balance, you will be paid $21,365.38, less statutory withholdings, for your accrued and unused vacation hours. Your vacation pay will be included with your final payroll check. This payment will be contingent on your return of any company property in your possession.

•	Your current medical, dental and vision coverage will end April 30, 2002. However, pursuant to the Agreement, you will receive insurance benefits for a period of up to two years. Therefore, the company will reimburse you for the cost of continuation under COBRA, conversion to another MAMSI plan, or for the cost of an individual policy during the two year time period beginning May 1, 2002 through April 30, 2004. ASC will assist with the additional tax liability associated with these reimbursements through a gross-up allowance for federal, state and FICA tax with the payment of tax withholdings on your behalf.

•	Your Employer-Sponsored Group Life Insurance, Voluntary Life Insurance, Short and Long Term Disability will cease as of April 30, 2002. You will have the option to convert the employer paid portion of the Life insurance to an individual Whole Life policy with the Guardian. If you wish to convert this benefit, the Guardian must receive your application by

May 31, 2002. ASC will reimburse you for the cost of this Whole Life policy during the two year time period beginning May 1, 2002 through April 30, 2004. There are no continuation options for Short Term or Long Term Disability; however, if you wish to purchase an individual disability policy, ASC will reimburse you for the cost of this benefit during the two year time period beginning May 1, 2002 through April 30, 2004. ASC will assist with the additional tax liability associated with these reimbursements through a gross-up allowance for federal, state and FICA tax with the payment of tax withholdings on your behalf. Please be advised that you may be subject to medical underwriting when applying for individual policy benefits.

•	If you become reemployed with another employer and become eligible to receive insurance or other benefits under another employer’s plan, the medical and/or other insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

•	As a participant in the company’s 401(k) plan, you will need to decide the appropriate disposition of any 401(k) funds you may have. You will receive information directly from Cigna concerning 401(k) plan rollover procedures. Your 401(k) payroll deduction will cease as of your termination date, unless you notify Laurie Foglesong in Human Resources that you would like to change your election or discontinue your participation sooner.

•	ASC has been given advice that Section 4999 of the Internal Revenue Code is not applicable to your separation payments. You are however, free to verify this opinion and in fact, we recommend that you seek an opinion from an attorney of your own choosing.

•	Enclosed you will find a Personnel Option Status statement which provides a detailed summary of the status of each of your stock options. You must exercise any vested, unexercised options under the 1998 Nonqualified Stock Option Plan, the Second 1998 Nonqualified Stock Option Plan and/or the 1999 Nonqualified Stock Option Plan by April 20, 2002 or you will forfeit these options. You must exercise any vested, unexercised options under the 2000 Stock Incentive Plan by July 19, 2002. Please contact Laurie Foglesong in Human Resources if you wish to exercise your options. All unvested options will be forfeited upon your termination date.

•	Please return all Company property in your possession on or before April 20, 2002.

•	The Company will cancel your American Express corporate card, if applicable, effective April 20, 2002. You are responsible for any outstanding balance on your American Express corporate card. If have any outstanding business-related expenses, please submit a final expense report to Cindy Poling. Upon receipt of this information, Advanced Switching Communications will be able to process your final expense reimbursement.

•	You are reminded that the confidentiality provisions set forth in paragraph 8 of the Agreement survive termination of employment. If a court of competent jurisdiction finds that you have violated any of the provisions contained in paragraph 8 of the Agreement, ASC shall terminate any further payments or benefits pursuant to paragraph 12 of the Agreement, and you will be required to return any and all payments received by you since the time of the violation.

Please feel free to contact Laurie Foglesong in Human Resources at 703.288.8145, if you have any questions or concerns with any of the above-mentioned items.

Sincerely,

/s/ Arthur J. Marks

Arthur J. Marks

Enclosure:	ASC Employee Benefit Information
Personnel Option Status Statement